UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2022
TRICIDA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-38558	46-3372526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
7000 Shoreline Court
Suite 201
South San Francisco, CA 94080
(Address of principal executive offices) (Zip Code)
(415) 429-7800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.001 per share	TCDA	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.		☐

Item 8.01	Other Events.
As previously disclosed, on December 7, 2022, Tricida, Inc. (“Tricida”) received notice from Patheon Austria GmbH & Co KG (“Patheon”) alleging that Tricida was in material breach of the Manufacturing and Commercial Supply Agreement, effective October 4, 2019 (as amended by amendment no. 1 dated March 30, 2021, amendment no. 2 dated August 26, 2021, amendment no. 3 dated July 1, 2022 and amendment no. 4 dated September 15, 2022, collectively the “Agreement”) between Tricida and Patheon. The notice also purported to terminate the Agreement and sought payment for additional amounts and damages that Patheon claims are now due to it under the Agreement and applicable law.
On December 19, 2022, Tricida received an additional letter from Patheon referencing the purported termination notice from December 7, 2022 and alleging that certain amounts, totaling approximately €140 million euros, are currently due to Patheon under the Agreement and applicable law.
Tricida is continuing to assess the validity of the termination notice and its options under the Agreement and has not yet made a determination as to the purported termination of the Agreement or Patheon’s other claims.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2022	TRICIDA, INC.

	By:	/s/ Geoffrey M. Parker
	Name:	Geoffrey M. Parker
	Title:	Chief Operating Officer, Chief Financial Officer and Executive Vice President